Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Earnings for the three and nine months ended September 30, 2021 and Declares Quarterly Dividend

Morrisville, VT October 20, 2021 - Union Bankshares, Inc. (NASDAQ - UNB) today announced results for the three and nine months ended September 30, 2021 and declared a regular quarterly cash dividend. Consolidated net income for the three months ended September 30, 2021 was $3.9 million, or $0.87 per share, compared to $4.1 million, or $0.92 per share, for the same period in 2020 and $9.8 million, or $2.18 per share, for the nine months ended September 30, 2021, compared to $9.0 million, or $2.01 per share, for the same period in 2020.
The Board of Directors declared a cash dividend of $0.33 per share for the quarter payable November 4, 2021 to shareholders of record as of October 30, 2021.
Third Quarter Financial Highlights
Total assets increased to $1.16 billion as of September 30, 2021 from $1.01 billion as of September 30, 2020 primarily due to increases of $96.4 million in investment securities and $55.7 million in federal funds sold. Total loans were $790.0 million as of September 30, 2021 compared to $798.3 million as of September 30, 2020, a decrease of $8.3 million primarily due to sales of residential loans and PPP forgiveness. Total deposits increased $130.6 million, or 14.3%, to $1.04 billion, since September 30, 2020 due to the general increase of money supply provided to our customers through various stimulus packages. The high level of customer deposit balances has allowed for less reliance on wholesale funding which was $7.0 million as of September 30, 2021 compared to $9.5 million as of September 30, 2020.
Union Bankshares, Inc. announced on August 26, 2021 that it completed a private placement of $16.5 million in aggregate principal amount of fixed-to-floating rate subordinated notes due 2031 to certain qualified institutional buyers and accredited investors. Proceeds from the sale of the notes were used to provide additional capital support to the Company's wholly-owned subsidiary, Union Bank, to support growth and for other general corporate purposes.
The Company had total equity capital of $83.7 million with a book value per share of $18.67 as of September 30, 2021 compared to $78.4 million with a book value of $17.52 per share as of September 30, 2020.
Consolidated net income decreased $222 thousand, or 5.4%, to $3.9 million for the third quarter of 2021 compared to the third quarter of 2020. Net interest income improved to $9.1 million for the three months ended September 30, 2021 compared to $8.2 million for the three months ended September 30, 2020, an increase of $961 thousand, or 11.7%. The low interest rate environment and competition for good loans continues to put downward pressure on earning asset yields, however, this is currently offset by the larger earning asset base and recognition of fee income on PPP loans. The low interest rate environment has also resulted in a decrease in interest expense despite the high levels of customer deposit balances.
No provision for loan losses was recorded for the three months ended September 30, 2021 compared to $800 thousand for the same period in 2020. The allowance for loan losses as of September 30, 2021 is determined to be sufficient based on the current size and mix of the loan portfolio and the assessment of qualitative factors.
Noninterest income amounted to $4.2 million for the three months ended September 30, 2021 compared to $5.5 million for the same period in 2020, a decrease of $1.3 million, or 23.6%. The decrease is primarily attributable to lower sales volume of residential loans. Gain on sales of qualifying residential loans amounted to $1.9 million on volume of $79.1 million for the three months ended September 30, 2021 compared to gains of $3.3 million on volume of $89.8 million for the same period in 2020.
Noninterest expenses increased $553 thousand, or 6.9%, to $8.5 million for the three months ended September 30, 2021 compared to $8.0 million for the same period in 2020 due to increases in salaries and wages, occupancy, equipment, and other expenses.
Year-to-Date Highlights
Consolidated net income was $9.8 million, or $2.18 per share, compared to $9.0 million, or $2.01 per share, for the nine months ended September 30, 2021 and 2020, respectively. The increase in earnings was due to an increase of $3.0 million in net interest income and a decrease of $1.4 million in the provision for loan losses, partially offset by a decrease in noninterest income of $1.1 million and increases in noninterest expenses of $2.1 million and income tax expense of $424 thousand.
Interest income increased $1.8 million, or 6.6%, to $29.3 million for the nine months ended September 30, 2021 compared to $27.4 million for the nine months ended September 30, 2020. Interest expense was $2.8 million for the nine months ended September 30, 2021 compared to $4.0 million for the nine months ended September 30, 2020.

Total noninterest income amounted to $10.0 million for the nine months ended September 30, 2021 compared to $11.0 million for the nine months ended September 30, 2020, a decrease of $1.1 million, or 9.6%. The decrease is primarily due to a decrease in gains on sales of residential loans partially offset by an increase in ATM network income as a result of increased debit card usage. Gain on sales of qualifying residential loans amounted to $4.0 million for the nine months ended September 30, 2021 and $5.4 million for the nine months ended September 30, 2020 resulting from sales of $164.2 million for the nine months ended September 30, 2021 compared to $187.5 million for the same period in 2020.
Total noninterest expenses were $24.4 million for the nine months ended September 30, 2021 compared to $22.3 million for the same period in 2020, an increase of $2.1 million, or 9.5%. Salaries and wages increased $886 thousand during the comparison period due to annual salary increases, hiring of personnel in preparation for upcoming retirements, and timing of the recognition of deferred loan origination costs. Other expenses increased $789 thousand during the comparison period primarily due to increases in the FDIC insurance assessment and Vermont Franchise taxes due to the increases in total assets and the customer deposit base.
About Union Bankshares, Inc.
Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail, and municipal banking services, as well as, asset management services throughout northern Vermont and New Hampshire. Union Bank operates 18 banking offices, three loan centers, and multiple ATMs throughout its geographical footprint.
Since 1891, Union Bank has helped people achieve their dreams of owning a home, saving for retirement, starting or expanding a business and assisting municipalities to improve their communities. Union Bank has earned an exceptional reputation for residential lending programs and has been recognized by the US Department of Agriculture, Rural Development for the positive impact made in lives of low to moderate home buyers. Union Bank is consistently one of the top Vermont Housing Finance Agency mortgage originators and has also been designated as an SBA Preferred lender for its participation in small business lending. Union Bank's employees contribute to the communities where they work and reside, serving on non-profit boards, raising funds for worthwhile causes, and giving countless hours in serving our fellow residents. All of these efforts have resulted in Union receiving and "Outstanding" rating for its compliance with the Community Reinvestment Act ("CRA") in its most recent examination. Union Bank is proud to be one of the few independent community banks serving Vermont and New Hampshire and we maintain a strong commitment to our core traditional values of keeping deposits safe, giving customers convenient financial choices and making loans to help people in our local communities buy homes, grow businesses, and create jobs. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and business. Member FDIC. Equal Housing Lender.

Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.